EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Lattice Semiconductor Corporation:

We consent to the use of our report dated March 1, 2017, with respect to the consolidated balance sheets of Lattice Semiconductor Corporation as of December 31, 2016 and January 2, 2016, and the related consolidated statements of operations, comprehensive (loss) income, stockholder’s equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting incorporated herein by reference.

/s/KPMG LLP

Portland, Oregon

October 16, 2017